Exhibit 99.1

FORM 4 JOINT FILER INFORMATION

Name of “Reporting Persons”:	John C. Adler
Harvey B. Cash
W. Scott Hedrick
H. Ronald Nash
Michael B. Sweeney

Address:	c/o InterWest Management Partners VIII, LLC
2710 Sand Hill Road, Second Floor
Menlo Park, CA 94025

Designated Filer:	John C. Adler

Issuer and Ticker Symbol:	IntraLase Corp. (ILSE)

Date of Event:	June 7, 2005

Each of the following is a Joint Filer with John C. Adler and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Form 4:

InterWest Management Partners VIII, LLC (“IMP8”) is the general partner of InterWest Partners VIII, L.P. (“IP8”), InterWest Investors VIII, L.P. (“II8”) and InterWest Investors Q VIII, L.P. (“IIQ8”) and has sole voting and investment control over the shares owned by IP8, II8 and IIQ8. Stephen C. Bowsher, Harvey B. Cash, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Gilbert H. Kliman, Arnold L. Oronsky, Thomas L. Rosch, and Michael B. Sweeney are managing directors of IMP8 and John C. Adler, Christopher Ehrlich and H. Ronald Nash are venture members of IMP8. Only Messrs. Adler, Cash, Hedrick, Nash and Sweeney are joint filers hereunder.

All Reporting Persons disclaim beneficial ownership of shares of IntraLase Corp. stock held by IP8, II8 and IIQ8, except to the extent of their respective pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, any of the Reporting Persons are the beneficial owners of all of the equity securities covered by this statement.

Each of the Reporting Persons listed above hereby designate John C. Adler as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

Attorney-In-Fact for Reporting Persons

/s/ Karen Wilson

Karen Wilson

Joint Filer Information